Exhibit 15.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AstraZeneca PLC:

We consent to the incorporation by reference in the registration statement (No. 333-192551) on Form F-3 and registration statements (No. 333-09060, No. 333-09062, No. 33-65362, No. 33-65366, No. 333-12310, No. 333-12426, No. 333-12428, No. 333-13328, No. 333-13918, No. 333-124689, No. 333-152767 and No. 333-170381) on Form S-8  of AstraZeneca PLC of our report dated  6 February 2014, with respect to the consolidated statement of financial position of  AstraZeneca PLC and subsidiaries as of 31 December 2013, and the related consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended, which report appears in the 2015 Annual Report on Form 20-F of AstraZeneca PLC.

KPMG Audit Plc

/s/ KPMG Audit Plc

London

United Kingdom

8 March 2016